UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 17 , 2011

Commission File Number:  333166194

SkyPeople Fruit Juice, Inc.
(Exact name of small business issuer as specified in its charter)

Florida
(State or other jurisdiction of incorporation or organization)
980222013
(IRS Employer Identification No.)

3233 Grand Avenue Ste. N-353, Chino Hills, California 91709
(Address of principal executive offices)

818-390-1272
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 17, 2011, SkyPeople Fruit Juice, Inc., a Florida company (the "Company"), after having filed its Quarterly Report on Form 10-Q for the three months ended March 31, 2011 (the "10-Q"), hosted an earnings conference call regarding its financial results for the first quarter of 2011 at 8:30 am ET. During the conference call, in the Question and Answer session, the Chief Financial Officer accidently misstated that the revenue of the Company's beverages in the fourth quarter of 2010 was $4.1 million, which amount, in fact, was the cost of goods sold for beverages that quarter. The correct amount for the revenue of the Company's beverages in the fourth quarter of 2010 was $7.5 million. In addition, due to the foregoing mistake, the Chief Financial Officer also mistakenly stated at the earnings conference call that the revenue from beverages increased in the first quarter of 2011 compared with the fourth quarter of 2010. The correct information with regard to the Company's revenues for beverages for the relevant periods was available from the Company's prior public filings with the Securities & Exchange Commission and/or earnings releases.

The revenue from beverages in the first quarter of fiscal 2011was $7.3 million, representing a decrease of $0.2 million compared with that of the fourth quarter of 2010. Such decrease was mainly due to a decrease in revenue from beverages in March of this year, which was offset by an increase in revenue from beverages in January and February before the Chinese New Year (also known as the Spring Festival in China), which fell in February of this year. Based on the Company's historical sales performance, the Company believes that the demand for beverages will increase in the second quarter of the year compared with the first quarter of the year.

The information in this Current Report is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section. The information in this Current Report, including the exhibit hereto, shall not be incorporated by reference into any filings under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SkyPeople Fruit Juice, Inc.

Date:   May 18, 2011
By:	/s/ Spring Liu

Name: Spring Liu
Title: Chief Financial Officer